Exhibit 99.1

Community Valley Bancorp Reports Earnings for 2007

(Chico, CA 1/25/08) — Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”) and BCB Insurance Agency, LLC (the “Agency”), today announced its financial results for the fourth quarter and the year ended December, 31, 2007.

Consolidated earnings were $1,388,000 for the quarter ended December 31, 2007.  This represents a decrease of $171,000 or 10.97% from the fourth quarter of 2006.  Diluted earnings per share were $.18 in the fourth quarter of 2007, a decrease of 5.26% compared to $.19 in the fourth quarter of 2006.  Earnings for the full year of 2007 were $6,459,000.  This represents a decrease of $692,000 or 9.68% from the same period in 2006.  Diluted earnings per share were $.85, a decrease of 8.60% for the full year of 2007, compared to $.93 for the same period in 2006.

The Company’s annualized return on average assets (ROAA) was .94% in the fourth quarter of 2007 compared to 1.14% in 2006 and the annualized return on average equity (ROAE) was 10.79% in the fourth quarter of 2007 compared to 13.48% in 2006.  For the year ended December 31, 2007 ROAA was 1.13% compared to 1.38% in 2006 and ROAE was 13.22% compared to 15.99%.

As of December 31, 2007, total assets were $580.6 million and total deposits were $501 million, representing increases of 5.56% and 3.33% respectively, over the December 31, 2006 totals of $550.0 million and $484.9 million.  Interest bearing deposits increased $15.5 million, or 3.81%, from $407.9 million to $423.4 million at December 31, 2007.  Non-interest bearing demand deposits increased $586,000 or .76% from $77.0 million at December 31, 2006 to $77.6 million at December 31, 2007.

Loans were $441.4 million as of December 31, 2007, down slightly by.38% from the December 31, 2006 total of $443.0 million.  Asset quality remained strong, with only $253,000 or .06% of total loans considered non-performing at December 31, 2007 down from $2.3 million or .51% of total loans at December 31, 2006.  Charged-off loans net of recoveries, were only $25,000 or .006% of total loans at December 31, 2007 compared to net charge-offs of $80,000 or .02% of total loans at December 31, 2006.  The allowance for loan and lease losses totaled $5,232,000 representing 1.17% of total loans at December 31, 2007 compared to $5,274,000 or 1.18% of total loans at the same period in 2006.

Net interest income for the fourth quarter of 2007 was $7.0 million, down $700,000, or 9.2%, compared with $7.7 million for the same period in 2006.  Interest income from earning assets was $10.5 million for the fourth quarter which was $239,000 or 2.22% less than the same period in 2006.  Interest expense was $3.5 million for the fourth quarter ending December 31, 2007 which was $470,000 or 15.52% more than the same period in 2006.  As a result the net interest margin for the fourth quarter ended December 31, 2007 declined 90 basis points to 5.32% as compared to 6.22% for the fourth quarter of 2006.

Net interest income for the year ending December 31, 2007 decreased $1,948,000 or 6.23% to $29.3 million as compared to $31.3 million for the same period in 2006.  Interest income from earning assets was $43.2 million for the year which was $2.4 million or 5.90% more than the same period in 2006.  Interest expense was $13.9 million for the year ending December 31, 2007 which was $4.4 million or 45.71% more than the same period in 2006.  This increase was the result of rising deposit interest rates throughout most of 2007 and the migration of lower cost deposits to higher cost deposit products.  As a result the net interest margin for the year ended December 31, 2007 declined 93 basis points to 5.69% as compared to 6.62% for the same period in 2006.

Non-interest income for the quarter ended December 31, 2007 increased $250,000 or 13.26% to $2.1 million compared to $1.9 million in the same quarter of 2007.  The primary reason was an increase in service charge income of $193,000 in the fourth quarter of 2007 compared to the same period in 2006.  Non-interest income for the year ended December 31, 2007 increased $1.7 million or 25.2% to $8.5 million compared to $6.8 million in the same period in 2006.  The primary reason for this increase was the gain realized in the third quarter of 2007 from the sale of mortgage servicing rights which resulted in a pre tax net gain of approximately $730,000.  Other increases were realized in service charge income on deposit accounts.

Non-interest expense for the quarter ended December 31, 2007 decreased $205,000, or 3.03% compared to the same period in 2006.  Non-interest expense for the year ending December 31, 2007 was $26.7 million compared to $25 million for the same period in 2006 an increase of $1.7 million or 6.65%.  These additional expenses were primarily due to the costs associated with the opening and operating of our new corporate headquarters at the beginning of 2007 and the new branches opened in Redding and Anderson in the third quarter of 2007.

About Community Valley Bancorp

Butte Community Bank, a subsidiary of Community Valley Bancorp (NASDAQ: CVLL), is a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions and  Butte Community Insurance Agency, LLC a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is state-chartered with 15 branches in eleven cities including Anderson, Chico, Colusa, Corning, Magalia, Oroville, Paradise, Red Bluff, Redding, Yuba City, and Marysville.  It also operates loan production offices in Citrus Heights and Gridley. Community Valley Bancorp has headquarters in Chico, California.

Forward Looking Statement Disclosure

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Community Valley Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe the Company’s expectations regarding future events and developments and are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the Company’s future financial results and performance. This could cause results of performance to differ materially from those expressed in the Company’s forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward looking statements. All forward-looking statements are representative only on the date hereof.

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	December 31,
	2007	2006
ASSETS
Cash and due from banks	$31,714,000	$20,558,000
Federal funds sold	34,290,000	42,070,000
Interest-bearing deposits in banks	24,250,000	2,278,000
Investment securities	6,264,000	5,127,000

Loans:
Real estate	289,504,000	313,551,000
Commercial	103,346,000	90,986,000
Consumer	52,194,000	43,789,000
Other	2,224,000	790,000
Deferred loan originations fees, net	(686,000)	(801,000)
Allowance for loan losses	(5,232,000)	(5,274,000)
Total loans, net	441,350,000	443,041,000

Premises and equipment	17,905,000	15,359,000
Accrued interest receivable and other assets	24,847,000	21,604,000

Total Assets	$580,620,000	$550,037,000

LIABILITIES
Noninterest-bearing deposits	$77,574,000	$76,988,000
Interest checking, money market & savings deposits	263,883,000	237,607,000
Time deposits	159,534,000	170,261,000

Total deposits	500,991,000	484,856,000

Notes payable	1,093,000	1,217,000
Junior subordinated debentures	16,496,000	8,248,000
Accrued interest payable and other liabilities	11,066,000	9,989,000

Total liabilities	529,646,000	504,310,000

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	50,974,000	45,727,000

Total Liabilities and Shareholders’ Equity	$580,620,000	$550,037,000

Nonperforming loans to total loans	0.06%	0.51%
Net chargeoffs to average loans (annualized)	0.00%	0.02%
Allowance for loan losses to total loans	1.17%	1.18%
Leverage Ratio	11.60%	10.10%
Tier 1 Risk-Based Capital Ratio	13.12%	10.90%
Total Risk-Based Capital Ratio	14.14%	11.90%

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited)

Three Months Ended December 31:	2007	2006	% Change
Interest income	$10,520,000	$10,759,000	(2.22)%
Interest expense	3,498,000	3,028,000	15.52%

Net interest income	7,022,000	7,731,000	(9.17)%
Provision for loan losses	75,000	100,000	(25.00)%
Total noninterest income	2,134,000	1,885,000	13.21%
Total noninterest expense	6,753,000	6,958,000	(2.95)%

Income before provision for income taxes	2,328,000	2,558,000	(8.99)%
Provision for income taxes	940,000	999,000	(5.91)%

Net income	$1,388,000	$1,559,000	(10.97)%

Basic earnings per share	$0.19	$0.21	(13.55)%
Diluted earnings per share	$0.18	$0.19	(4.21)%
Average diluted shares outstanding	7,626,617	7,657,000	(0.40)%

Net interest margin as a percentage	5.32%	6.22%	(14.47)%

Operating Ratios:
Return on average assets	0.94%	1.14%	(17.46)%
Return on average equity	10.79%	13.48%	(19.93)%
Efficiency ratio (fully taxable equivalent)	73.76%	72.36%	1.94%

Years Ended December 31:	2007	2006	% Change
Interest income	$43,223,000	$40,814,000	5.90%
Interest expense	13,889,000	9,532,000	45.71%

Net interest income	29,334,000	31,282,000	(6.23)%
Provision for loan losses	225,000	775,000	(70.97)%
Total noninterest income	8,475,000	6,769,000	25.20%
Total noninterest expense	26,686,000	25,023,000	6.65%

Income before provision for income taxes	10,898,000	12,253,000	(11.06)%
Provision for income taxes	4,439,000	5,102,000	(12.99)%

Net income	$6,459,000	$7,151,000	(9.68)%

Basic earnings per share	$0.87	$0.98	(11.22)%
Diluted earnings per share	$0.85	$0.93	(8.60)%
Average diluted shares outstanding	7,612,000	7,677,000	(0.85)%

Net interest margin as a percentage	5.69%	6.62%	(14.10)%

Operating Ratios:
Return on average assets	1.13%	1.38%	(18.34)%
Return on average equity	13.22%	15.99%	(17.32)%
Efficiency ratio (fully taxable equivalent)	70.58%	65.76%	7.33%